Exhibit 10.7

Land Use and Leasing Agreement

Individual A:	Fujian Jintai Tourism Economic Development Area Administrative Council
Address:	#10, Wo Ping Pei Street, Tai Ning Province
Legal Representative:	Sheng, Fu Giang, Director

Individual B:	Fujian Jintai Tourism Industrial Development Co., ltd
Address:	Wo Chung Street, Tai Ning Province
Legal Representative:	Chen, MinHua, Chairman

According to Article 16 of the “Fujian Tai-Ning Great Golden Lake Tourism Particular
Approval of Business Agreement”, the two individuals agree to the following terms:

Item 1
According to this agreement, Individual A agrees to lease the “Land-Use Right” to Individual B.  Because the government’s own law which gives the administration the right to the social and public interest, the underground resources, hidden wealth and municipal utilities are not in the lease of this land use rights.

Item 2
The territory for land use, location of ancestors’ site and cadastral pre-survey code are all listed in the attached appendix.  When there is a need to use any ancestors sites, both individuals have to sign necessary documents and registration agreements with Fujian Jintai Tourism Economic Development Area Administrative Council.

Item 3	The term for the land use of this agreement is 30 year, commencing August 21, 2001 and ending August 20, 2031.

Item 4	The rent for the Land-Use Right of this agreement is listed on Article 22 of the “Fujian Tai Ning Great Golden Lake Tourism Particular Approval of Business Agreement”.

Item 5
During the period of this leasing agreement, if Individual B needs to make any Basic and structure changes of the leasing property, the individual has to get prior approval from Individual A.  Individual B shall be in accordance with the law for land use and precede all necessary authorized procedure.

Item 6	During the period of this leasing agreement, profits made on the land use right belongs to Individual B.

Item 7
Upon expiration of this agreement, any substance on the land, disposal of buildings will be arranged according to Article 30 of the “Fujian Tai Ning Great Golden Lake Tourism Particular Approval of Business Agreement”, provide all necessary documents and registration procedures.

Item 8	Due to the management need of Individual A, there are instances to construct management and non-management facilities, Individual B shall give full supportto this activity. Use of the land will not be returned. Individual A confirmed that he will not engage in any commercial activities.

Item 9	Upon signing of this agreement, both Individual A and Individual B shall submit necessary application to the County to lease the use of ancestors sites and complete all leasing agreements.

Item 10
The conclusion of the contract, effectiveness, interpretation, and dispute settlement is applicable to the laws, laws and regulations and rules and regulations of the People’s Republic of China. In case of disputes, matters will be handled according to the jurisdiction of the location of the property.

Item 11
Any terms not listed in this leasing agreement, both parties can prepare a mutual supplementary agreement.  The supplementary agreement shall have the same function and legality of the original agreement.

Item 12
This leasing agreement has nine (9) copies.  Both Individual A and Individual B, “Fujian Tai Ning Great Golden Lake Tourism Particular Approval of Business Agreement” each concerned party, Tai Ning Province Land Use Administration and Tai Ning Province Notary Office each holds one (1) copy.  The agreement shall be in effect upon the signing/stamp of both parties.

Individual A:	Fujian Jintai Tourism Economic Development Area Administrative Council

Representative (signed by):	Sheng, Fu Giang

Individual B:	Fujian Jintai Tourism Industrial Development Co., ltd Representative (signed by):Chen, MinHua

Date: October 30, 2001
Signed at Tai Ning Province